Exhibit 99.1

Contact:	Laura Nicoll
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

Rob Goldbaum Joins Affiliated Managers Group

Boston, MA, February 2, 2007 — Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, today announced that Robert D. Goldbaum has joined the Company’s senior management team, focusing on new investments.

“Rob Goldbaum has worked closely with AMG’s management as an advisor on the majority of our investments over the past decade.  Rob’s expertise in asset management and long-standing relationship with our Company make him a terrific addition to our team,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “Coming off a very successful year in 2006, AMG is well positioned to generate incremental earnings growth from new investments.”

Mr. Goldbaum, age 38, was a partner at Simpson Thacher & Bartlett, where he was responsible for the firm’s practice group focusing on transactions in the asset management industry.   Mr. Goldbaum joined Simpson Thacher in 1993 and became a partner in 2000.  He received a J.D. from The University of Chicago and a B.A. from Cornell University.

“AMG has an excellent reputation in the asset management industry, and I have always been impressed by the Company’s unique business model and disciplined approach to investing in leading, mid-sized firms,” said Mr. Goldbaum.  “AMG is in a strong position to capitalize on a broad range of investment opportunities, and I look forward to working with the management team in this new capacity to build on their impressive track record.”

Mr. Goldbaum, recent hire Stephen H. Belgrad, and the rest of the AMG New Investments team will report to Darrell W. Crate, Executive Vice President and Chief Financial Officer.  AMG also announced that Seth W. Brennan has resigned as Executive Vice President of New Investments.

“Seth has played a significant role in helping us execute a key component of AMG’s growth strategy, which is investing in new Affiliates,” said Mr. Healey.  “We appreciate Seth’s contributions over the years and wish him all the best in his future endeavors.”

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AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. AMG’s affiliated investment management firms managed $241 billion in assets at December 31, 2006.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2005.

For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.